                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        WEATHERFORD ENTERRA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

Weatherford Enterra, Inc.
1360 Post Oak Boulevard
Suite 1000                                              [Weatherford Enterra
Houston, Texas 77056-3098                               Logo]

P.O. Box 27608
Houston, Texas 77227-7608

713/439-9400                                                    April 10, 1997
Telefax: 713/622-0913

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Weatherford Enterra, Inc. on Thursday, May 15, 1997, at 9:00 a.m. at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas.

  The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. PLEASE MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you have multiple stockholder accounts and receive more than one set of these materials, please be sure to vote each proxy and return it in the respective postage-paid envelope provided.

  Thank you for your continued interest.

                                          Very truly yours,

                                          /s/ PHILIP BURGUIERES

                                          PHILIP BURGUIERES
                                          Chairman of the Board

                           WEATHERFORD ENTERRA, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 15, 1997

  The Annual Meeting of Stockholders of Weatherford Enterra, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 15, 1997, at 9:00 a.m. at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas, for the following purposes:

    (1) To elect three directors, each for a term of three years;

    (2) To consider and vote upon a proposal to approve and adopt amendments to the Company's Non-Employee Director Stock Option Plan;

    (3) To consider and vote upon a proposal to approve and adopt the Weatherford Enterra Non-Employee Director Restricted Stock Plan; and

    (4) To consider and act upon any other matters as properly may come before the meeting or any adjournment thereof.

  Only stockholders of record at the close of business on March 31, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders of record will be open to the examination of any such stockholder for any purpose germane to the Annual Meeting after May 7, 1997 at the Company's offices at 1360 Post Oak Boulevard, Suite 1000, Houston, Texas, during normal business hours.

                                          By Order of the Board of Directors,

                                          /s/ SUZANNE THOMAS

                                          H. SUZANNE THOMAS
                                               Secretary

Houston, Texas
April 10, 1997

                                   IMPORTANT

  YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                           WEATHERFORD ENTERRA, INC.

                                PROXY STATEMENT

         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 1997

TIME, DATE, PLACE AND PURPOSE

  This Proxy Statement is being furnished to stockholders of Weatherford Enterra, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Thursday, May 15, 1997, at 9:00 a.m. at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas, and at any adjournment or postponement thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy are first being sent or delivered to stockholders on or about April 10, 1997. The Company's principal executive offices are located at 1360 Post Oak Boulevard, Suite 1000, Houston, Texas 77056.

RECORD DATE AND VOTE REQUIRED

  The securities of the Company entitled to vote at the Meeting consist of shares of Common Stock, $0.10 par value (the "Common Stock"). At the close of business on March 31, 1997 (the "Record Date"), there were outstanding and entitled to vote 52,290,407 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share at the Meeting.

  The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. The affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting is required for the election of directors, and the affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting is required for the approval of any other matters as properly may come before the Meeting or any adjournment thereof.

  The Annual Report to Stockholders for the year ended December 31, 1996 is being furnished with this Proxy Statement to the holders of record of Common Stock on the Record Date. The Annual Report to Stockholders does not constitute a part of the proxy materials.

VOTING AND REVOCATION OF PROXIES

  All properly executed proxies that are not revoked will be voted at the Meeting in accordance with the instructions contained therein. If a stockholder executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "FOR" the election of the nominees for director named below and for the recommended proposals. At the date of this Proxy Statement, management of the Company knows of no other matters that are likely to be brought before the Meeting. However, if any other matters should properly come before the Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters. Checking the abstention box on the proxy card or failing to return the proxy card has the same effect as voting against the proposal. A stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of the Company stating that the proxy is revoked, or by attending the Meeting and voting in person.

  Under applicable stock exchange rules, brokers will not be permitted to submit proxies authorizing a vote on a proposal in the absence of specific instructions from beneficial owners. Broker non-votes will have the effect of votes against a proposal. Under Delaware law, both abstentions and broker non-votes contained on a returned proxy card will be considered present for purposes of determining the existence of a quorum at the Meeting.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from stockholders by personal interview, telephone, telegram or otherwise. The Company will bear the costs of the solicitation of proxies from its stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation material to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has also engaged the services of Corporate Investor Communications, Inc., a proxy solicitation firm, to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from its stockholders for an anticipated fee of $3,000, plus mailing expenses.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  PRINCIPAL STOCKHOLDERS. The following table sets forth certain information with respect to the Common Stock beneficially owned by persons who are known to the Company to be the beneficial owners of more than five percent of the Common Stock as of the Record Date. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of shares, regardless of any economic interest therein. The persons listed have sole voting power and sole dispositive power over all shares set forth in the table, unless otherwise specified in the footnotes to the table.

                                                             AMOUNT AND
                                                             NATURE OF   PERCENT
                                                             BENEFICIAL    OF
   NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNERSHIP(1)  CLASS
   ------------------------------------                     ------------ -------
   First Reserve Corporation(2)............................  9,003,557    17.2
    475 Steamboat Road
    Greenwich, CT 06830

   FMR Corp. and Edward C. Johnson 3d(3)...................  3,846,902     7.4
    82 Devonshire Street
    Boston, MA 02109

--------
(1) Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Commission. To the Company's knowledge, none of such shares are deemed to be beneficially owned because the holder has the right to acquire such shares within 60 days.
(2) Based upon information contained in Amendment No. 1 to Schedule 13D dated March 13, 1997, filed with the Commission by First Reserve Corporation ("First Reserve"). Represents shares owned by the following funds (the "First Reserve Funds"), for each of which First Reserve is the general partner: American Gas & Oil Investors, Limited Partnership--1,684,532 shares; AmGO II, Limited Partnership--1,042,651 shares; First Reserve Secured Energy Assets Fund, Limited Partnership--1,963,409 shares; First Reserve Fund V, Limited Partnership--2,835,189 shares; First Reserve Fund V-2, Limited Partnership--708,470 shares; and First Reserve Fund VI, Limited Partnership--735,371 shares. First Reserve, in its role as managing general partner of the First Reserve Funds and acting on behalf of the First Reserve Funds, has the power to cause each First Reserve Fund to dispose of or vote shares of Common Stock held by such First Reserve Fund. Also includes 33,935 shares owned directly by First Reserve. The principal beneficial owners of the common stock of First Reserve are its executive officers, including Mr. Hill, Chairman of the Board of First Reserve, and Mr. Macaulay, President and Chief Executive Officer of First Reserve, each of whom is also a director of the Company. First Reserve, the First Reserve Funds and Messrs. Macaulay and Hill have entered into the First Reserve Agreement (as defined hereinafter) under which First Reserve and the First Reserve Funds are entitled to elect a certain number of directors depending on their percentage of ownership of the Common Stock. Does not include shares of Common Stock owned directly by each of Messrs. Hill and Macaulay.

                                        (footnotes continued on following page)

(3) Based upon information contained in a joint Schedule 13G dated February 14, 1997, filed with the Commission by Edward C. Johnson 3d, Abigail P. Johnson and by FMR Corp., on behalf of itself and its subsidiaries, Fidelity Management & Research Company (beneficial owner of 3,440,847 shares of Common Stock) and Fidelity Management Trust Company (beneficial owner of 406,055 shares of Common Stock). FMR Corp. and Mr. Johnson each has sole dispositive power over 3,440,847 shares of Common Stock and no voting power over these shares. FMR Corp. and Mr. Johnson each has sole dispositive power over 406,055 shares of Common Stock, of which each has sole voting power over 354,555 shares and no voting power over 51,500 shares.

  MANAGEMENT. The following table sets forth certain information with respect to the Common Stock beneficially owned by each of the Company's directors and nominees for director, each of its executive officers named in the Summary Compensation Table set forth in this Proxy Statement and by all of its directors and executive officers as a group, as of the Record Date. Such persons have sole voting power and sole dispositive power over all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                            AMOUNT AND
                                                            NATURE OF   PERCENT
                                                            BENEFICIAL    OF
      NAME OF BENEFICIAL OWNER                             OWNERSHIP(1)  CLASS
      ------------------------                             ------------ -------
      Directors and Nominees for Director
        Thomas N. Amonett(2)(3)...........................      16,060     *
        Philip Burguieres(4)..............................     279,328     *
        Thomas J. Edelman.................................       2,000     *
        William E. Greehey(2).............................      14,088     *
        John A. Hill(5)...................................   9,010,524   17.2
        John W. Johnson(2)(6).............................      60,620     *
        William E. Macaulay(5)............................   9,010,524   17.2
        Robert K. Moses, Jr.(2)(7)........................     504,221     *
        Roger M. Widmann(8)...............................       3,000     *
      Named Executive Officers
        M.E. Eagles(9)....................................      52,072     *
        James R. Burke(10)................................      42,636     *
        Norman W. Nolen(11)...............................      50,868     *
        H. Suzanne Thomas(12).............................      69,538     *
      All Directors, Nominees and Executive Officers as a
       Group
       (14 persons)(13)...................................  10,123,855   19.4

--------
 *Denotes ownership of less than one percent.
(1) Information with respect to beneficial ownership is based upon information furnished by each director, nominee for director or executive officer of the Company or contained in filings made with the Commission.
(2) Includes 3,500 shares subject to acquisition within 60 days pursuant to the Director Option Plan (as defined hereinafter).
(3) Also Acting President and Chief Executive Officer of the Company from July 26, 1996 through January 31, 1997 on a non-employee consultant basis and since February 1, 1997 as an employee. Includes 5,000 shares granted to Mr. Amonett pursuant to the Restricted Plan (as hereinafter defined), with respect to which he has sole voting and no dispositive power.
(4) Also Chairman of the Company. Includes (a) 1,000 shares held by Mr. Burguieres' wife, with respect to which he has no voting or dispositive power, and (b) 500 shares held by Mr. Burguieres' adult son supported by him, with respect to which he has sole voting and dispositive power; Mr. Burguieres disclaims beneficial ownership of all such shares. Also includes (a) 8,750 shares granted to Mr. Burguieres pursuant to the Restricted Plan, with respect to which he has sole voting and no dispositive power, and (b) 145,834 shares subject to acquisition by Mr. Burguieres within 60 days pursuant to an Option Plan (as hereinafter defined).

                                    (footnotes continued on the following page)

   Also includes 431 shares held under the Company's Employee Stock Purchase Plan (the "ESPP") in the account of Mr. Burguieres, as to which he has sole voting and no dispositive power prior to withdrawal of such shares from the ESPP. Shares may be withdrawn from the ESPP by a participant on March 31 of each year upon written notice by such participant. Also includes 184 shares held under the Company's 401(k) Savings Plan (the "401(k) Plan") in Mr. Burguieres' account, as to which shares Mr. Burguieres has sole voting and no dispositive power.
 (5) Includes 9,003,557 shares owned beneficially by First Reserve and the First Reserve Funds; Messrs. Hill and Macaulay disclaim beneficial ownership of such shares.
 (6) Does not include 1,104,377 shares owned by Permian Mud Service, Inc. ("Permian"). Mr. Johnson is a director, officer and substantial beneficial shareholder of Permian and therefore may be deemed to be a beneficial owner of the shares of the Common Stock held by Permian; Mr. Johnson disclaims beneficial ownership of all such shares. Includes (a) 6,000 shares held by Mr. Johnson as a trustee of various trusts for his children, with respect to which he has sole voting and dispositive power, and (b) 120 shares held as custodian for Mr. Johnson's children, with respect to which he has sole voting and dispositive power; Mr. Johnson disclaims beneficial ownership of all such shares.
 (7) Includes (a) 625 shares held by Mr. Moses' adult son supported by him, with respect to which Mr. Moses has no voting or dispositive power, and
     (b) an aggregate of 45,000 shares held in various trusts for Mr. Moses' children, his brother and his sister, of which Mr. Moses is the trustee, with respect to which Mr. Moses has sole voting and dispositive power; Mr. Moses disclaims beneficial ownership of all such shares. Does not include (a) an aggregate of 52,500 shares held in various trusts for Mr. Moses' children, with respect to which Mr. Moses has no voting or dispositive power, or (b) 1,851 shares held in a trust for Mr. Moses' son, with respect to which he has no voting or dispositive power; since Mr. Moses is not a trustee of such trusts and has no voting or dispositive power, he disclaims beneficial ownership of all such shares.
 (8) Includes 3,000 shares subject to acquisition within 60 days pursuant to the Director Option Plan.
 (9) Includes (a) 8,249 shares granted to Mr. Eagles pursuant to the Restricted Plan, with respect to which he has sole voting and no dispositive power, and (b) 28,167 shares subject to acquisition by Mr. Eagles within 60 days pursuant to an Option Plan.
(10) Includes (a) 7,125 shares granted to Mr. Burke pursuant to the Restricted Plan, with respect to which he has sole voting and no dispositive power, and (b) 25,999 shares subject to acquisition by Mr. Burke within 60 days pursuant to an Option Plan. Also includes 2,023 shares held under the 401(k) Plan in Mr. Burke's account, with respect to which shares Mr. Burke has sole voting and no dispositive power.
(11) Includes (a) 5,875 shares granted to Mr. Nolen pursuant to the Restricted Plan, with respect to which he has sole voting and no dispositive power, and (b) 27,750 shares subject to acquisition by Mr. Nolen within 60 days pursuant to the Option Plans. Also includes 259 shares held under the 401(k) Plan in Mr. Nolen's account, with respect to which shares Mr. Nolen has sole voting and no dispositive power.
(12) Includes (a) 5,875 shares granted to Ms. Thomas pursuant to the Restricted Plan, with respect to which she has sole voting and no dispositive power, and (b) 28,000 shares subject to acquisition by Ms. Thomas within 60 days pursuant to the Option Plans. Also includes 890 shares held under the 401(k) Plan in Ms. Thomas' account, with respect to which shares Ms. Thomas has sole voting and no dispositive power.
(13) See footnotes (2) through (12). Also includes 7,833 shares subject to acquisition by an executive officer not named in the table within 60 days pursuant to the Option Plans, 3,000 shares pursuant to the Restricted Plan, with respect to which such executive officer has sole voting and no dispositive power, and 679 shares held under the 401(k) Plan in such executive officer's account, with respect to which shares he has sole voting and no dispositive power.

                             ELECTION OF DIRECTORS

                                 (PROPOSAL 1)

  The Company's Corrected Restated Certificate of Incorporation and Amended and Restated By-Laws (the "Bylaws") provide that the Board of Directors will consist of not less than six nor more than 15 persons, with the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the authorized number of directors at ten. Directors are divided into three classes, as nearly equal in number as possible. Each class is elected for a term of three years, so that the term of office of one class of directors expires at every Annual Meeting of Stockholders.

NOMINEES FOR DIRECTOR

  The Board of Directors has nominated three persons for election as directors in the class whose term of office will expire at the Company's 2000 Annual Meeting of Stockholders or until their respective successors are elected and qualified. The nominees are John A. Hill, John W. Johnson and William E. Macaulay. Messrs. Hill, Johnson and Macaulay are currently directors of the Company whose terms will expire at the Meeting. It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of such nominees.

  Management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the Meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

  The enclosed form of proxy provides a means for stockholders to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees, or to withhold authority to vote for all of such nominees. Each properly executed proxy received in time for the Meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees, as provided above.

  The following table sets forth certain information for each nominee for election as director. Unless otherwise indicated, each person has held the position shown, or has been associated with the named employer in an executive capacity, for more than five years.

                                                  COMPANY
   NAME                                           POSITION AGE  DIRECTOR SINCE
   ----                                           -------- --- -----------------
   John A. Hill.................................. Director  55  October 5, 1995
   John W. Johnson............................... Director  52 November 19, 1991
   William E. Macaulay........................... Director  51  October 5, 1995

  Mr. Hill is Chairman of the Board of First Reserve. He is a trustee of the Putnam Funds; he is also a director of Snyder Oil Corporation, a Texas-based corporation engaged in oil and gas exploration and production ("Snyder Oil"); Maverick Tube Corporation, a Missouri corporation engaged in the manufacture of oilfield tubulars, line pipe and structural steel ("Maverick"); and TransMontaigne Oil Company, a Colorado-based corporation engaged in natural gas and oil products pipelines, distribution and marketing ("TransMontaigne"). He was a director of Enterra from August 1994, when Enterra acquired Total Energy Services Company ("Total"), and previously served as a director of Total and its predecessor.

  Mr. Johnson is President and a director of Permian, a Houston, Texas-based company that manufactures and sells oilfield production chemicals. He was a director of Petroleum Equipment Tools Co. ("Petco") from March 1971 to November 1991, when Petco was acquired by merger with the Company. He serves as a director of Southwest Bancorporation of Texas, Inc., a Houston, Texas-based banking organization.

  Mr. Macaulay is President and Chief Executive Officer of First Reserve. He is a director of Maverick; TransMontaigne; Hugoton Energy Corporation, a Kansas corporation engaged in oil and gas exploration and production; and National Oilwell, Inc., a Houston, Texas-based company engaged in the design, manufacture and sale of machinery and equipment and the distribution of products used in oil and gas drilling and production. He was appointed a director and Vice Chairman of Enterra in August 1994, when Enterra acquired Total, and previously served as a director of Total and its predecessor.

  Messrs. Hill and Macaulay were appointed to the Company's Board of Directors on October 5, 1995, when Enterra Corporation ("Enterra") was merged with and into the Company (the "Enterra Merger"), as required by the Agreement and Plan of Merger (the "Merger Agreement"), between Weatherford International Incorporated and Enterra. See "Information Concerning Other Directors". Messrs. Hill and Macaulay were nominated for election as directors of the Company pursuant to that certain Agreement (the "First Reserve Agreement"), among Weatherford International Incorporated, the First Reserve Funds and First Reserve, executed in connection with the Enterra Merger. Pursuant to the First Reserve Agreement, as long as the First Reserve Funds beneficially own
(i) at least 15 percent of the combined voting power of all of the Company's voting securities, certain of the First Reserve Funds shall be permitted to designate two directors of the Company, and (ii) at least 10 percent but less than 15 percent of the combined voting power of all of the Company's voting securities, certain of the First Reserve Funds shall be permitted to designate one director of the Company; if the First Reserve Funds own less than 10 percent of the combined voting power of all of the Company's voting securities, the First Reserve Funds shall not be permitted to designate a director of the Company. Pursuant to the First Reserve Agreement, the Company has agreed to take all necessary or appropriate action to assist in the nomination for election as a director of the Company the person or persons designated by the First Reserve Funds and to have at least one of the designees of the First Reserve Funds serve on each committee of the Company's Board of Directors so long as the First Reserve Funds have at least two designees on the Board of Directors.

INFORMATION CONCERNING OTHER DIRECTORS

  The following table sets forth certain information for those directors whose present terms will continue after the Meeting. Unless otherwise indicated, each person has held the position shown, or has been associated with the named employer in an executive capacity, for more than five years.

                                                                                    TERM
   NAME                              COMPANY POSITION          AGE DIRECTOR SINCE  EXPIRES
   ----                     ---------------------------------- --- --------------- -------
   Thomas N. Amonett....... Director and Acting President and  53   May 27, 1974    1998
                                 Chief Executive Officer
   Philip Burguieres....... Director and Chairman of the Board 53  April 23, 1991   1999
   Thomas J. Edelman.......              Director              46  March 11, 1997   1998
   William E. Greehey......              Director              60   May 25, 1984    1999
   Robert K. Moses, Jr.....              Director              56   May 12, 1978    1998
   Roger M. Widmann........              Director              57  October 5, 1995  1999

  Mr. Amonett has served as Acting President and Chief Executive Officer of the Company since July 26, 1996. He has been a director of the Company since 1974 and served as Chairman of the Board of the Company from May 1986 to May 1989. From July 1992 to July 1996, Mr. Amonett served as President of Reunion Industries, Inc., a Houston, Texas-based company primarily engaged in the manufacture of high volume, precision plastic products and the providing of engineered plastic services, oil and gas exploration, development and production and wine grape vineyard development ("Reunion"). Mr. Amonett also was Of Counsel with Fulbright & Jaworski L.L.P., Attorneys at Law, Houston, Texas, from September 1986 to July 1992. He serves as a director of Reunion; PetroCorp, Incorporated, a Houston, Texas-based company engaged in oil and gas exploration and production; Air-Cure Technologies, Inc. (n/k/a ITEQ, Inc.), a Houston, Texas-based company that provides manufactured equipment and engineered systems used in the processing, treatment and movement of gases and liquids; and American Residential Services, Inc., a Houston, Texas-based company that provides maintenance, repair, replacement and new equipment installation services for heating, ventilating and air conditioning, plumbing, electrical and indoor air quality systems and major home appliances.

  Mr. Burguieres has been a director of the Company since April 1991 and has served as Chairman of the Board of the Company since December 1992. From April 1991 to October 1996, he also served as President and Chief Executive Officer of the Company. Mr. Burguieres serves as a director of McDermott International, Inc., a New Orleans, Louisiana-based company engaged in the fabrication of oilfield equipment; a director of Texas Commerce Bank, a Houston, Texas-based banking organization; a director of TransAmerican Waste Industries, Inc., a Houston, Texas-based company engaged in the processing and disposal of non-hazardous industrial and municipal waste ("TransAmerican Waste"); and Drilex International, Inc., a Houston, Texas-based company engaged in providing products and services used in the precision drilling of oil and gas wells.

  Mr. Edelman has served as Chairman of the Board, President and Chief Executive Officer of Patina Oil & Gas Corporation, a Denver, Colorado-based company engaged in oil and gas exploration and production since its formation in May 1996. He co-founded Snyder Oil and was its President and a director from 1981 through February 1997. Mr. Edelman serves as Chairman and a director of Lomak Petroleum, Inc., a Fort Worth, Texas-based company engaged in oil and gas exploration and production; and a director of Petroleum Heat & Power Co., a Connecticut-based fuel oil distributor. He was formerly a director of Enterra from August 1994, when Enterra acquired Total, until October 1995, when the Company merged with Enterra, and previously served as a director of Total.

  Mr. Greehey is Chairman of the Board and Chief Executive Officer of Valero Energy Corporation, a San Antonio, Texas-based company that refines, trades and markets oil and gas and manages natural gas transmission operations; he retired as Chief Executive Officer in June 1996 but returned to that position in November 1996. Mr. Greehey serves as a director of Santa Fe Energy Resources, Inc., a Houston, Texas-based company engaged in oil and gas exploration and production.

  Mr. Moses is a private investor, principally in the oil and gas exploration and oilfield services business, in Houston, Texas. He served as Chairman of the Board of the Company from May 1989 to December 1992. Mr. Moses serves as a director of TransAmerican Waste.

  Mr. Widmann has been a principal of Tanner & Co., Inc., a private investment banking firm since March 1997. He was a Senior Managing Director of Castle, Harlan & Widmann Energy Partners, L.L.C., a private investment banking firm, from September 1995 until March 1997. He held various senior positions with Chemical Bank from 1986 until August 1995. He serves as a director of Lydall, Inc., a Connecticut-based corporation engaged in the manufacture of engineered fiber materials; and a director of Mercantile International Petroleum Corporation, a Canadian company engaged in oil and gas reserve acquisition and production. Mr. Widmann previously was a member of the Board of Advisors of various First Reserve Funds from 1981 through December 1995. He was a director of Enterra from August 1994, when Enterra acquired Total, and previously served as a director of Total.

  Messrs. Widmann, Hill and Macaulay were appointed to the Company's Board of Directors on October 5, 1995, and Mr. Edelman was appointed on March 11, 1997, in accordance with the Merger Agreement. Pursuant to the Merger Agreement, if on or prior to October 5, 1997 any director designated by Enterra pursuant to the Merger Agreement shall decline or be unable to serve as a director of the Company, the other remaining Enterra-designated directors shall designate another person to serve in such person's stead, subject to the approval of a majority of the Weatherford-designated directors at that time, which approval shall not be unreasonably withheld. Similarly, if on or prior to October 5, 1997 any director designated by Weatherford pursuant to the Merger Agreement shall decline or be unable to serve as a director of the Company, the other remaining Weatherford-designated directors shall designate another person to serve in such person's stead, subject to the approval of a majority of the Enterra-designated directors at that time, which approval shall not be unreasonably withheld. The Company has agreed in the Merger Agreement until October 5, 1997 to cause at least one Enterra designee (or his successor) to be a member of each of the Executive and Nominating Committee, Audit Committee and

Compensation and Stock Plans Committee of the Board of Directors of the Company. In addition, the Company shall take all appropriate action through October 5, 1997 to assist in the nomination for election as directors of the Enterra designees designated in the Merger Agreement (or any successors).

  R. Rudolph Reinfrank, previously a director of the Company designated by Enterra, resigned as a director on March 31, 1997. Mr. Reinfrank was a director in the class with a term scheduled to expire in 1998.

FAMILY RELATIONSHIPS

  There are no family relationships between any two directors or executive officers.

PROCEDURES FOR NOMINATING DIRECTORS

  The Company's Bylaws provide that only persons who are nominated in accordance with the procedures set forth in the Bylaws shall be eligible for election as directors of the Company. No nomination shall be made at a meeting of stockholders unless such nomination is properly brought before the meeting by any stockholder of the Company who (a) is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (b) gives timely notice of such nomination in writing to the Secretary of the Company.

  To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company no less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting was made, whichever first occurs.

  A stockholder's notice to the Secretary of the Company must set forth (a) as to each person whom the stockholder proposed to nominate, all information relating to such person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor regulation thereto,
(b) the name and record address of the stockholder proposing such nomination,
(c) the class and number of shares of the Company that are beneficially owned by the stockholder, (d) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in the notice.

  If the Chairman of an annual meeting of stockholders determines that a nomination was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was not properly brought before the meeting and such nomination shall be disregarded. A stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the above matters.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors of the Company held eight meetings during 1996. The Board of Directors has an Audit Committee, a Compensation and Stock Plans Committee (the "Compensation Committee") and an Executive and Nominating Committee (the "Executive Committee"). The Board of Directors also had a Special Committee during part of 1996.

  The Audit Committee reviews with the Company's independent public accountants the plan, scope and results of their annual audit and reviews the internal audits performed, the procedures followed and the results of such audits. The Audit Committee selects an accounting firm as the independent auditors of the Company for each fiscal year, subject to ratification by the full Board of Directors, and considers in general all audit and non-audit services provided by such firm to the Company. The Audit Committee was composed of Messrs. Amonett (Chairman), Hill and Reinfrank prior to May 17, 1996, and of Messrs. Johnson (Chairman), Hill, Greehey and Reinfrank on and after May 17, 1996. The Audit Committee held two meetings during 1996.

  The Compensation Committee approves all executive compensation, except the compensation of the Chief Executive Officer, which is recommended by the Compensation Committee but approved by the full Board of Directors. The Compensation Committee also approves employee benefit plans, establishes directors' fees (subject to approval by the full Board of Directors) and administers the Company's various stock option plans and other stock based plans, various plans for which certain members of management are eligible and certain plans for which non-employee directors are eligible. The Compensation Committee was composed of Messrs. Greehey (Chairman), Moses and Widmann prior to May 17, 1996; of Messrs. Amonett (Chairman), Greehey, Moses and Widmann from May 17, 1996 through July 26, 1996; and of Messrs. Greehey (Chairman), Moses and Widmann on and after July 26, 1996. The Compensation Committee held three meetings during 1996.

  The Executive Committee is authorized to act on all corporate matters for which applicable law does not require participation by the full Board of Directors. In practice, the Executive Committee generally acts in place of the full Board when scheduling makes it impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next meeting of the Board of Directors. The Executive Committee also evaluates the size and composition of the Board of Directors, makes recommendations as to candidates for election to the Board of Directors and recommends the structuring of various committees of the Board. The Executive Committee was composed of Messrs. Moses (Co-Chairman), Macaulay (Co-Chairman), Burguieres, Johnson and Robert L. Parker, Sr. prior to Mr. Parker's resignation as a director of the Company on April 16, 1996; of Messrs. Moses (Co-Chairman), Macaulay (Co-Chairman), Burguieres and Johnson from April 16, 1996 through August 16, 1996; and of Messrs. Moses (Co-Chairman), Macaulay (Co-Chairman), Burguieres, Hill and Johnson on and after August 16, 1996. The Executive Committee held one meeting during 1996.

  The Special Committee was formed by the Board of Directors on August 16, 1996. The original purpose of the Special Committee was to explore alternatives for the Company in connection with the July 1996 leave of absence and October 1996 resignation of Mr. Burguieres as President and Chief Executive Officer of the Company. The purpose of the Special Committee was amended as of February 26, 1997 such that its only purpose is the coordination of the search for a new President and Chief Executive Officer of the Company. The Special Committee is composed of Messrs. Moses (Co-Chairman), Macaulay (Co-Chairman), Hill and Johnson. The Special Committee held six meetings during 1996.

ATTENDANCE AT MEETINGS

  Each of the directors of the Company attended at least 75 percent of the aggregate of the meetings of the Board of Directors and committees of which he was a member, except for Mr. Burguieres who attended 50 percent of the meetings of the Board of Directors and did not attend the only meeting of the Executive Committee.

                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors of the Company, which is composed of three independent outside directors, is responsible for setting policies with respect to compensation of the Company's executive officers.

  COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM. The Company's executive compensation program is designed to attract, motivate and retain the executives needed to improve the Company's performance and maximize stockholder value. Toward that end, the Compensation Committee attempts to provide the Company's executives with a total target compensation package (which includes base salary, annual incentive bonus, long-term, equity-based incentive compensation and other executive benefits) that, at expected levels of corporate performance, is competitive with packages provided to executives of companies similar to the Company who hold comparable positions or have similar qualifications.

  The Compensation Committee determines competitive levels of compensation for executive positions based on information obtained from published/private compensation surveys for companies with annual revenues of approximately $1 billion (general industry), proxy statements for a group of competitor companies approved by the Compensation Committee (the "compensation peer group") and recommendations of an independent compensation consultant retained by the Company. Although some of the same companies are included in both groups, the compensation peer group is not the same as the group of companies comprising the Peer Group used in the Performance Graph included later in this Proxy Statement. In selecting the companies to survey for compensation purposes, the Compensation Committee focuses primarily on companies with U.S. and international business operations; similar revenues, market capitalization, employment levels and lines of business (including manufacturing); and a management style and corporate culture similar to that of the Company.

  The Company's pay-for-performance philosophy has resulted in compensation packages that consist in large part of variable, performance-based components, such as bonuses and stock-based awards, which can increase or decrease to reflect changes in corporate or individual performance. Target total direct compensation is competitive on an overall basis with the market 63rd percentile based on general industry data; this information is not available for the compensation peer group. Actual total direct compensation is competitive on an overall basis with the market 63rd percentile based on general industry data and on average is below the market median (50th percentile) for the compensation peer group.

  EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company uses cash and equity-based compensation to achieve its pay-for-performance philosophy and to reward short-term and long-term performance. The mix of base salary, annual incentives and long-term incentives is reviewed periodically to ensure the approximate mix.

  Base Salary. The Compensation Committee's philosophy is to control fixed compensation costs and to place greater emphasis on incentive compensation based on results. The Company's 1996 base salaries are on average competitive with the market median based on general industry data and on average are less than competitive with the market median for the compensation peer group. Salaries for executives are reviewed periodically (not more often than annually, unless the executive has had a change in duties and responsibilities) and revised, if appropriate, based on a variety of factors, including individual performance and responsibility, general levels of market salary increases and the Company's overall financial results, with emphasis on competitive salaries in the marketplace.

  Incentive Compensation. The Compensation Committee's philosophy is to use a combination of annual and long-term compensation methods, including grants of Common Stock under various plans. The Compensation Committee believes that key employees should have a significant portion of their total compensation paid in shares of Common Stock, as significant equity ownership in the Company focuses executives on managing the Company from the long-term perspective of an owner, with emphasis on enhanced stockholder value. Key employees are strongly encouraged to retain shares of Common Stock granted as part of their compensation.

  Annual incentive bonuses--Annual incentive bonuses are based on the achievement of specified corporate goals. Targeted corporate goals are established at the outset of each fiscal year by the Company's management and are approved by the Compensation Committee. There is no specific weighting assigned to these goals. A range of potential annual incentive awards (as a percentage of base salary), based on general industry averages, has been established for each executive officer. The Company's target annual incentive award levels are generally consistent with the market median target awards based on general industry data; this information is not available for the compensation peer group. Annual incentive bonuses may be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock.

  The Company achieved its 1996 targeted operating cash flow goal, and the Company's 1996 target for selling, general and administrative expenses as a percentage of revenues was exceeded. The Company's 1996 earnings per share, earnings before interest and taxes, and net income were slightly below the 1996 targeted goals (actual results were 96 percent, 99 percent and 98 percent, respectively, of targeted goals), and the Company's 1996 capital spending exceeded the target by six percent.

  The Compensation Committee also considered the Company's relative performance against other companies in the oilfield services industry, noting that the Company ranked in the top 25 percent of the compensation peer group on earnings before depreciation, interest and taxes ("EBITD") as a percentage of each of revenues and return on revenues, and in the top 50 percent on EBITD as a percentage of assets. Accordingly, annual incentive awards were made to the executive officers named in the Summary Compensation Table amounting to approximately 48.8 percent of the aggregate 1996 annual base salaries of such individuals. Such bonuses were paid in cash, except for Mr. Amonett's bonus, which was paid in a combination of cash and shares of Common Stock.

  The Company's target total annual compensation (base salary plus annual incentive bonus) is on average competitive with the market median based on general industry data; this information is not available for the compensation peer group. The Company's actual total annual compensation is competitive on an overall basis with the market median based on general industry data and generally slightly less than competitive on an overall basis with the market median for the compensation peer group.

  Long-term, equity-based incentive compensation--The Company currently provides long-term incentive compensation to executives in two forms: stock options and restricted stock grants. Prior to March 1992, stock appreciation rights ("SARs") were granted in tandem with stock options under the Company's Stock Appreciation Rights Plan (the "SAR Plan"). Each type of incentive is intended to track the Company's performance and reward achievement of long-term objectives through stock price appreciation. The Company's overall stock option and restricted stock grant levels are established by considering market data on grant levels and an appropriate overall level of shares reserved for such plans in the market. The Compensation Committee considers stock options or restricted stock awards previously granted, industry practices, the executive's accountability level and an assumed potential stock value when determining the amount of individual long-term incentive compensation.

  Options to purchase shares of Common Stock reward participants for generating appreciation in the Company's stock price. Stock options are granted under one of the Option Plans to key employees of the Company, including the executive officers named in the Summary Compensation Table, at the fair market value of the Common Stock on the date of grant. These options vest in three equal installments beginning one year after the date of grant and are exercisable for a term of 10 years. The optionees receive value from the options only if the market price of the Common Stock appreciates from the price on the grant date. As with options, holders of SARs (granted prior to 1992, but still in effect) receive value only if the market price of the Common Stock appreciates.

  The Company's Restricted Stock Incentive Plan (the "Restricted Plan") is designed to meet several objectives, which include increasing the actual share ownership position of key executives, providing a strong emphasis on maintaining and enhancing stockholder value and retaining executives during different stages of the business cycle. Under the Restricted Plan, eligible employees are granted shares of Common Stock that are subject to certain ownership restrictions. The shares are non-transferable during the restricted period and are subject to substantial risk of forfeiture if certain conditions are not met. The Restricted Plan provides that restrictions will cease, at the Compensation Committee's discretion, after continued employment for a specified period of time or upon the occurrence of certain established goals. The Compensation Committee has determined that restrictions on certain shares granted under the Restricted Plan will lapse after continued employment for a specified period of time and restrictions will lapse on the remaining shares upon the earlier of certain corporate performance goals being achieved or after eight years, whichever occurs first. The restricted stock is performance sensitive, as the value of the shares granted varies based on the market price of the Common Stock.

  The long-term incentives granted to executive officers is on average between the market 63rd and market 75th percentiles based on general industry data and are on average less than competitive with the market median for the compensation peer group.

  Other Benefits. The Company maintains the 401(k) Plan, pursuant to which the Company makes a matching contribution, in cash or shares of Common Stock, in an amount equal to a percentage of the amount of each eligible employee's base salary deferred by that employee pursuant to the 401(k) Plan, up to six percent of his or her base salary. Pursuant to the 401(k) Plan, the Company made matching contributions of 33 percent through June 30, 1996 (and 50 percent thereafter) of each eligible employee's base salary deferred under this plan, up to six percent, including the executive officers named in the Summary Compensation Table. The Company also has the ability to make discretionary contributions to all eligible employees, including the executive officers named in the Summary Compensation Table, under the 401(k) Plan. The Company also maintains the Pension Plan (as defined hereinafter) for eligible employees, including the executive officers named in the Summary Compensation Table; the Pension Plan was frozen on June 30, 1996 for benefit accrual purposes. The Company also maintains certain plans that provide benefits to certain executives and other managers that are supplemental to the benefits under the 401(k) Plan and the Pension Plan.

  DISCUSSION OF 1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. As described above, the Company determines total compensation for all executives, including the Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation. In determining Mr. Burguieres' compensation for 1996, the Compensation Committee considered the Company's financial performance and corporate accomplishments, individual performance and compensation data of general industry companies and the compensation peer group. The Compensation Committee also reviewed more subjective factors, such as development and implementation of a corporate strategy to enhance shareholder value. With respect to establishing Mr. Burguieres' 1996 salary, emphasis was placed on competitive salaries in the marketplace. Mr. Burguieres' compensation as Chairman, after his resignation in October 1996 as President and Chief Executive Officer, was established based on competitive salaries in the marketplace and existing contractual arrangements between Mr. Burguieres and the Company. Mr. Burguieres was not paid a 1996 bonus. With respect to the stock option and restricted share grants made to Mr. Burguieres in 1996, the Compensation Committee placed emphasis on grant levels of the general industry and the compensation peer group.

  Mr. Burguieres received a 42.3 percent salary increase for 1996. Mr. Burguieres received in March 1996 an option under an Option Plan to purchase 55,000 shares of Common Stock and an award of 28,000 shares of Common Stock under the Restricted Plan.

  In determining Mr. Amonett's compensation for services performed as Acting President and Chief Executive Officer, the Compensation Committee considered general industry compensation data and the compensation peer group for a President and Chief Executive Officer who is also the Chairman of the Board. Mr. Amonett received a 1996 bonus of $110,000.

  POLICY REGARDING SECTION 162(M) OF THE INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits corporate deductions to $1 million for compensation paid to a person who on the last day of any fiscal year beginning on or after January 1, 1994 is either the Chief Executive Officer or among the four most highly compensated executive officers other than the Chief Executive Officer, provided there is an exception for qualified performance-based compensation.
Section 162(m) of the Code became applicable to the Company effective January 1, 1994.

  The Option Plans currently qualify as performance-based compensation under Internal Revenue Service rules. The Company's annual incentive bonuses and awards granted under the Restricted Plan are based on performance measures, but do not qualify as performance-based under the Code. The Compensation Committee requested and received a review by the independent compensation consultant retained by the Company of the Company's compensation plans and similar plans maintained by companies in the compensation peer group with regard to Section 162(m). The Compensation Committee has determined that it is unlikely that any of the Company's executive officers will receive compensation in excess of $1 million in the near future. Accordingly, the Compensation Committee will not necessarily limit executive compensation to compensation that is deductible under Section 162(m). The Compensation Committee will continue to evaluate this matter and consider alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and consistent with the Company's compensation objectives.

  This Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

       COMPENSATION AND STOCK PLANS COMMITTEE OF THE BOARD OF DIRECTORS
                         William E. Greehey, Chairman
                             Robert K. Moses, Jr.
                               Roger M. Widmann

SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation of the Company's former Chief Executive Officer, who resigned as President and Chief Executive Officer in October 1996, its Acting Chief Executive Officer and the four most highly compensated executive officers of the Company as to whom the total annual salary and bonuses for the year ended December 31, 1996 exceeded $100,000:

                                                                       LONG-TERM
                                   ANNUAL COMPENSATION            COMPENSATION AWARDS
                         ---- ---------------------------------  ------------------------
          (A)            (B)    (C)      (D)           (E)          (F)           (G)         (I)
------------------------ ---- ------- ---------    ------------  ----------    ---------- ------------
                                                                 RESTRICTED    SECURITIES
                                                   OTHER ANNUAL    STOCK       UNDERLYING  ALL OTHER
   NAME AND PRINCIPAL         SALARY    BONUS      COMPENSATION    AWARDS       OPTIONS   COMPENSATION
        POSITION         YEAR   ($)    ($)(1)         ($)(2)       ($)(3)        (#)(4)       ($)
   ------------------    ---- ------- ---------    ------------  ----------    ---------- ------------
PHILIP BURGUIERES(5).... 1996 541,154       -0-(6)       -0-      441,882(7)     30,000      16,092(8)
 Chairman of the Board
  and Former             1995 420,000 1,620,000          -0-      259,000        27,500     653,592
 President and Chief
  Executive              1994 390,000   312,000          -0-      246,875        27,500       9,913
 Officer
THOMAS N. AMONETT (9)... 1996 118,153   110,000          -0-          -0-           -0-         -0-
 Acting President and
  Chief
 Executive Officer
M.E. EAGLES............. 1996 282,504   180,000          -0-(10)  157,815(11)    12,000      12,897(12)
 Senior Vice President   1995 245,000   180,000          -0-      101,750        10,000     257,236
 and President--Services 1994 230,000   150,000       50,638       95,788        10,000       6,750
JAMES R. BURKE.......... 1996 223,236   150,000          -0-       94,689(13)     8,000      10,459(14)
 Senior Vice President
  and President          1995 182,000   125,000          -0-       74,000         7,500     190,749
 --Products/Compression  1994 168,000   100,000          -0-       53,325         6,000       5,388
NORMAN W. NOLEN......... 1996 180,000   115,000          -0-       94,689(15)     6,000       7,769(16)
 Senior Vice President,
  Chief                  1995 155,000   108,000          -0-       55,500         6,000     162,587
 Financial Officer and
  Treasurer              1994 147,000    90,000          -0-       53,325         6,000       4,245
H. SUZANNE THOMAS....... 1996 180,000   115,000          -0-       94,689(17)     6,000       8,274(18)
 Senior Vice President,
  Secretary              1995 155,000   108,000          -0-       55,500         6,000     162,687
 and General Counsel     1994 147,000    90,000          -0-       53,325         6,000       4,245

                                    (footnotes continued on the following page)

--------
 (1) Bonuses paid for 1996 were paid in cash, except for Mr. Amonett, who received approximately 69% of his bonus in shares of Common Stock issued under the Company's Executive Incentive Stock Bonus Plan (the "Bonus Plan"). For 1995, Mr. Burguieres received 100% of his bonus in shares of Common Stock issued under the Bonus Plan, while other executives received 75% in cash and 25% in shares of Common Stock issued under the Bonus Plan. Bonuses paid for 1994 were paid in cash.
 (2) Unless otherwise indicated, does not include the value of perquisites and other benefits as the aggregate amount of such compensation for each named officer does not exceed the lesser of $50,000 or 10% of that officer's total reported annual salary and bonus.
 (3) Dollar amount shown equals number of shares issued under the Restricted Plan multiplied by the closing stock price on grant date. Dividends would be paid on these shares in the event dividends are paid on the Common Stock, which is not anticipated in the foreseeable future.
 (4) Adjusted to reflect the one-for-two reverse stock split of the Common Stock effected on October 5, 1995 (the "Split").
 (5) Mr. Burguieres resigned as President and Chief Executive Officer of the Company on October 17, 1996, but continues to serve as Chairman of the Board.
 (6) For 1995, includes a $1.2 million fee paid pursuant to the terms of the Merger Agreement.
 (7) Held an aggregate of 14,125 shares under the Restricted Plan still subject to restrictions as of December 31, 1996 with an aggregate total value of $347,576; restrictions have lapsed, or will lapse, on 1,875 shares on March 18, 1997; on 1,750 shares on each of February 15, 1997, 1998, 1999 and 2000; and on 1,750 shares on each of March 16, 1997, 1998 and 1999.
 (8) For 1996, includes $6,717 of Company match and discretionary contributions under the 401(k) Plan and $9,375 of Company match under the Supplemental Savings Plan. For 1995, includes $630,000 paid in exchange for the waiver of certain rights under Mr. Burguieres' Severance Agreement (as hereinafter defined) required pursuant to the terms of the Merger Agreement (see "Employment Contracts and Termination of Employment and Change of Control Arrangements"), $11,952 of Company match and discretionary contributions under the 401(k) Plan, and $11,640 of Company match under the Supplemental Savings Plan. For 1994, includes $5,113 of Company match and discretionary contributions under the 401(k) Plan and $4,800 of Company match under the Supplemental Savings Plan.
 (9) Mr. Amonett, also a director of the Company, entered into a Consulting Agreement dated as of July 26, 1996, pursuant to which he agreed to serve as Acting President and Chief Executive Officer in exchange for a monthly consulting fee and various other benefits, in addition to the fees he receives as a director. The amounts reflected in the table do not include his director compensation. See "Compensation of Directors".
(10) For 1994, includes $30,058 paid in connection with Mr. Eagles' relocation and $20,580 reimbursement for the payment of taxes thereon.
(11) Held an aggregate of 5,811 shares under the Restricted Plan still subject to restrictions as of December 31, 1996 with an aggregate total value of $136,716; restrictions have lapsed, or will lapse, on 1,250 shares on March 18, 1997; on 625 shares on each of February 15, 1997, 1998, 1999 and 2000; and on 687 shares on each of March 16, 1997, 1998 and 1999.
(12) For 1996, includes $6,884 of Company match and discretionary contributions under the 401(k) Plan and $6,013 of Company match under the Supplemental Savings Plan. For 1995, includes $245,000 paid in exchange for the waiver of certain rights under Mr. Eagles' Severance Agreement required pursuant to the terms of the Merger Agreement (see "Employment Contracts and Termination of Employment and Change of Control Arrangements"), $7,336 of Company match and discretionary contributions under the 401(k) Plan and $4,900 of Company match under the Supplemental Savings Plan. For 1994, includes $5,150 of Company match and discretionary contributions under the 401(k) Plan and $1,600 of Company match under the Supplemental Savings Plan.

                                    (footnotes continued on the following page)

(13) Held an aggregate of 3,406 shares under the Restricted Plan still subject to restrictions as of December 31, 1996 with an aggregate total value of $81,485; restrictions have lapsed, or will lapse, on 406 shares on March 18, 1997; on 625 shares on each of February 15, 1997, 1998, 1999 and
     2000; and on 687 shares on each of March 16, 1997, 1998 and 1999.
(14) For 1996, includes $6,684 of Company match and discretionary contributions under the 401(k) Plan and $3,775 of Company match under the Supplemental Savings Plan. For 1995, includes $182,000 paid in exchange for the waiver of certain rights under Mr. Burke's Severance Agreement required pursuant to the terms of the Merger Agreement (see "Employment Contracts and Termination of Employment and Change of Control Arrangements"), $6,109 of Company match and discretionary contributions under the 401(k) Plan and $2,640 of Company match under the Supplemental Savings Plan. For 1994, includes $4,888 of Company match and discretionary contributions under the 401(k) Plan and $500 of Company match under the Supplemental Savings Plan.
(15) Held an aggregate of 3,031 shares under the Restricted Plan still subject to restrictions as of December 31, 1996 with an aggregate total value of $74,547; restrictions have lapsed, or will lapse, on 406 shares on March 18, 1997; on 375 shares on each of February 15, 1997, 1998, 1999 and
     2000; and on 375 shares on each of March 16, 1997, 1998 and 1999.
(16) For 1996, includes $6,149 of Company match and discretionary contributions under the 401(k) Plan and $2,637 of Company match under the Supplemental Savings Plan. For 1995, includes $155,000 paid in exchange for the waiver of certain rights under Mr. Nolen's Severance Agreement required pursuant to the terms of the Merger Agreement (see "Employment Contracts and Termination of Employment and Change of Control Arrangements"), $5,787 of Company match and discretionary contributions under the 401(k) Plan and $1,800 of Company match under the Supplemental Savings Plan. For 1994, includes $4,245 of Company match and discretionary contributions under the 401(k) Plan.
(17) Held an aggregate of 3,031 shares under the Restricted Plan still subject to restrictions as of December 31, 1996 with an aggregate total value of $74,547; restrictions have lapsed, or will lapse, on 406 shares on March 18, 1997; on 375 shares on each of February 15, 1997, 1998, 1999 and
     2000; and on 375 shares on each of March 16, 1997, 1998 and 1999.
(18) For 1996, includes $5,904 of Company match and discretionary contributions under the 401(k) Plan and $2,370 of Company match under the Supplemental Savings Plan. For 1995, includes $155,000 paid in exchange for the waiver of certain rights under Ms. Thomas' Severance Agreement required pursuant to the terms of the Merger Agreement (see "Employment Contracts and Termination of Employment and Change of Control Arrangements"), $5,787 of Company match and discretionary contributions under the 401(k) Plan and $1,900 of Company match under the Supplemental Savings Plan. For 1994, includes $4,245 of Company match and discretionary contributions under the 401(k) Plan.

STOCK OPTION PLANS AND SAR PLAN

  The Company currently maintains the 1987 Stock Option Plan and the 1991 Stock Option Plan (each an "Option Plan" or, collectively, the "Option Plans"). The Option Plans, which have substantially the same terms and conditions, allow for grants of options to purchase shares of the Common Stock. The 1987 Option Plan has expired for purposes of future grants, but all outstanding options remain exercisable in accordance with their terms. Future grants may be made under the 1991 Option Plan. All options to purchase Common Stock are granted by the Compensation Committee, except for options granted to the Chief Executive Officer, which are recommended by the Compensation Committee and approved by the Board of Directors.

  All stock options granted under an Option Plan have a term of ten years (except for certain options assumed in various mergers, which have a term of five years) and are exercisable at a rate of one-third each year beginning one year after the grant date. The exercise price, which is the fair market value of the Common Stock on the date of grant, is payable in cash, shares of Common Stock (subject to certain limitations), broker-financed cashless exercises or some combination of these approaches. No employee has any rights as a stockholder of any shares subject to an option until the exercise price has been paid and the shares issued to the employee.

  The Company maintains the SAR Plan pursuant to which the Company could, prior to March 20, 1992, grant SARs to eligible employees of the Company. The SAR Plan was originally implemented to allow executives and certain other stock option plan participants to tender their options to the Company in exchange for cash equal to the "spread" in the option (equal to the difference between the market value of the Common Stock on the date of grant and the market value of the Common Stock on the date the option is exercised). Effective March 19, 1992, the SAR Plan was amended to provide that no new awards may be made pursuant to the SAR Plan after that date. SARs awarded under the SAR Plan prior to that date remain in effect and are not affected by the amendment.

  The following table sets forth certain information regarding stock options granted during fiscal year 1996 to the persons named in the Summary Compensation Table above. The hypothetical present values on the date of grant of stock options granted in 1996 shown below are presented pursuant to the Commission's rules and are calculated under a modified Black-Scholes Model (the "Model") for pricing options. This hypothetical value of options trading in the stock market bears little relationship to the compensation cost to the Company or potential gain realized by an executive officer. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of Common Stock at the time the stock option is exercised. There is no assurance that the hypothetical present value of stock options reflected in this table actually will be realized.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                          GRANT
                                                                          DATE
                            INDIVIDUAL GRANT                              VALUE
------------------------------------------------------------------------ -------
            (A)                 (B)       (C)         (D)         (E)      (F)
--------------------------- ---------- --------- ------------ ---------- -------
                                         % OF
                                         TOTAL
                            NUMBER OF   OPTIONS
                            SECURITIES  GRANTED                           GRANT
                            UNDERLYING    TO                              DATE
                             OPTIONS   EMPLOYEES EXERCISE OR             PRESENT
                             GRANTED   IN FISCAL  BASE PRICE  EXPIRATION  VALUE
NAME                            (#)(1)   YEAR    ($/SHARE)(2)    DATE    ($)(3)
----                        ---------- --------- ------------ ---------- -------
Philip Burguieres..........   30,000      9.2       31.563    2/15/2006  279,741
Thomas N. Amonett..........      -0-      N/A        N/A         N/A       N/A
M. E. Eagles...............   12,000      3.7       31.563    2/15/2006  111,896
James R. Burke.............    8,000      2.5       31.563    2/15/2006   74,600
Norman W. Nolen............    6,000      1.8       31.563    2/15/2006   55,948
H. Suzanne Thomas..........    6,000      1.8       31.563    2/15/2006   55,948

--------
(1) Options granted in 1996 are exercisable starting 12 months after the grant date, with one-third of the shares covered thereby becoming exercisable at that time and an additional one-third becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date. Under the terms of the Option Plans, the Compensation Committee retains the discretion, subject to plan limitations, to modify the terms of outstanding options, including the exercise price and expiration date in certain events.
(2) The exercise price and tax withholding obligations related to the exercise may be paid by delivery of already-owned shares of Common Stock or by offsetting a portion of the underlying shares, subject to certain conditions.
(3) The present values on grant date are calculated under the Model modified to give effect to the expected dividend rate of the Common Stock and non-transferability factors such as timing, vesting, liquidity and freely-traded status. The Model is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors to estimate the option's present value, including the Common Stock's volatility (based on 36 months of historical stock price trading data), dividend rate (0%), exercise period of the option (10 years), interest rate (risk free rate of 5.7%) and vesting schedule (adjusted for risk of forfeiture during three-year vesting period).

  The following table shows aggregate option and SAR exercises during fiscal year 1996 and December 31, 1996 values for the persons named in the Summary Compensation Table above.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

          (A)                (B)          (C)                     (D)                                (E)
------------------------ ----------- -------------- ------------------------------------------------------------------
                                                    NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE-
                           SHARES                     UNEXERCISED OPTIONS/SARS AT                   MONEY
                         ACQUIRED ON                          FY-END(#)(2)              OPTIONS/SARS AT FY-END($)(1)
                          EXERCISE       VALUE      ------------------------------------------------------------------
          NAME               (#)     REALIZED($)(1)   EXERCISABLE       UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
          ----           ----------- -------------- ------------------ --------------------------------- -------------
Philip Burguieres.......       0            0           145,834/31,250       29,166/0  2,173,437/623,594   108,663/0
Thomas N. Amonett.......       0            0              N/A                N/A             N/A             N/A
M.E. Eagles.............       0            0                 28,167/0       11,333/0          294,625/0    39,513/0
James R. Burke..........       0            0             25,999/5,125        7,834/0     350,859/72,952    29,638/0
Norman W. Nolen.........       0            0             27,750/5,125        6,000/0     392,204/99,131    23,710/0
H. Suzanne Thomas.......       0            0             28,000/7,750        6,000/0    403,230/149,433    23,710/0

--------
(1) Market value of underlying securities at exercise date or year-end, as appropriate, minus the exercise or base price of "in-the-money" options/SARs.
(2) Adjusted to reflect the Split.

DEFINED BENEFIT PLAN

  The Company maintains a defined benefit plan called the Weatherford Enterra Pension Plan (the "Pension Plan") for U.S. employees of the Company and certain of its subsidiaries, including executive officers, which was frozen as of June 30, 1996.

  The remuneration covered by the Pension Plan consists only of the salaries paid to Pension Plan participants, as set forth in column (c) of the Summary Compensation Table. Bonuses, including the bonuses set forth in column (d) of that table, are excluded. The Pension Plan provides for (i) normal retirement at age 65 with an early retirement option at age 55 for eligible employees,
(ii) a vested benefit after five years of vesting service, (iii) retirement income of approximately 32 percent of final average earnings after 35 years of credited service and (iv) spouse and disability benefits.

  The Company also maintains the Supplemental Executive Retirement Plan (the "SERP") to supplement the retirement benefit to be paid pursuant to the Pension Plan to certain employees designated by the Compensation Committee, including the executive officers named in the Summary Compensation Table. The Code limited the benefit under the Pension Plan during 1996 to $120,000 and limited the compensation used to calculate the benefit to $150,000; these amounts are indexed annually to the changes in Social Security benefits. If the pension benefit to certain employees would be limited by Section 415 of the Code or if the participant's compensation used to calculate the benefit would be limited by the Code, such amounts otherwise payable to the Pension Plan participant pursuant to the Pension Plan would be paid directly to such participant by the Company in full, pursuant to the provisions of the SERP. The purpose of the SERP is to pay each employee the full retirement benefit otherwise payable to him or her but for the benefit limitations imposed by the Code. In addition, bonuses, including the bonuses set forth in column (d) of the Summary Compensation Table, are included in compensation for purposes of the SERP. The SERP also replaces benefits that would have accrued under the Pension Plan had that plan not been frozen. The Company intends to freeze the SERP as of October 5, 1997.

  The following table sets forth the estimated combined annual benefit payable from the Pension Plan and the SERP upon normal retirement at age 65 as a straight-life annuity to persons in specified remuneration and years of service classifications.

                             PENSION PLAN TABLE(1)

                                             YEARS OF CREDITED SERVICE
   ASSUMED 10-YEAR                  --------------------------------------------
   FINAL AVERAGE PAY                   15       20       25       30       35
   -----------------                -------- -------- -------- -------- --------
   $100,000........................ $ 13,500 $ 18,000 $ 22,500 $ 27,000 $ 31,500
    200,000........................   27,000   36,000   45,000   54,000   63,000
    300,000........................   40,500   54,000   67,500   81,000   94,500
    400,000........................   54,000   72,000   90,000  108,000  126,000
    500,000........................   67,500   90,000  112,500  135,000  157,500
    600,000........................   81,000  108,000  135,000  162,000  189,000
    700,000........................   94,500  126,000  157,500  189,000  220,500
    800,000........................  108,000  144,000  180,000  216,000  252,000

--------
(1) Estimated annual benefits shown above are overstated as they reflect the higher accrual rate (.9%) based on final average pay both over and under a participant's Covered Compensation (as defined below). Generally the accrual rate is .45% plus an additional .45% for pay in excess of the lesser of 125% of the participant's Covered Compensation and the current taxable wage base. "Covered Compensation" is the average of the Social Security Wage Bases during the 35-year period ending with the year the employee reached Social Security retirement age. Benefits are not subject to deductions for Social Security benefits or any other offset amounts.

  Credited service for purposes of the Pension Plan and the SERP is all service with the Company after January 1, 1992. Each of Messrs. Burguieres, Burke and Nolen and Ms. Thomas has five years of credited service, and Mr. Eagles has four years of credited service.

COMPENSATION OF DIRECTORS

  During 1996, all members of the Board of Directors who were not employees of the Company were paid a quarterly retainer fee of $5,000 and a fee of $1,000 for attendance at each meeting of the Board of Directors. Additionally, committee members were paid a fee of $1,000 for attendance at each meeting of a committee of the Board of Directors on which they served.

  The Company maintains the Non-Employee Director Retirement Plan, effective January 1, 1994, pursuant to which each non-employee director who has completed five years or more of service at the time he or she ceases to be a director will receive an annual deferred compensation benefit equal to between 50 percent and 100 percent, depending on his or her years of service, of his or her annual cash retainer fee paid for the year in which he or she ceases to be a director. The benefit will be paid for the lesser of the number of months of his or her service as a director or 120 months.

  The Company also maintains the Deferred Compensation Plan for Non-Employee Directors, effective December 1, 1994, pursuant to which each non-employee director can defer all or a portion of his or her retainer fee or meeting fees and receive interest on such deferred amounts at a market rate of return established by the Compensation Committee.

  The Company also maintains the Non-Employee Director Stock Option Plan (the "Director Option Plan"), effective March 16, 1995, pursuant to which each non-employee director is granted a stock option to purchase 2,500 shares of Common Stock at the time of his or her initial election to the Company's Board of Directors and an option to purchase 500 shares of Common Stock at each Annual Meeting of Stockholders thereafter for so long as he or she serves as a non-employee director. The exercise price of such options is the fair market value of the Common Stock on the date of grant. Such options vest 100 percent six months after the grant date and are exercisable for a term of 10 years. All non-employee directors except Messrs. Hill and Macaulay were granted on May 20, 1996 an option to purchase 500 shares of Common Stock at an exercise price of $32.75, the fair market value of the Common Stock on May 20, 1996. Messrs. Hill and Macaulay have refused grants under the Director Option Plan prior to 1997 but will accept such grants beginning in 1997. On March 11, 1997, the Board of Directors approved the amendment of the Director Option Plan, subject to stockholder approval, as described in Proposal 2 below.

  The Company entered into a Consulting Agreement dated July 26, 1996, as amended effective January 1, 1997, with Mr. Amonett pursuant to which he agreed to serve as Acting President and Chief Executive Officer for $22,750 per month (increased to $30,000 per month as of January 1, 1997), in addition to his other compensation earned as a non-employee director. Mr. Amonett became an employee of the Company as of February 1, 1997, and, therefore, is not entitled to receive compensation as a director or to participate in the non-employee director plans described above for so long as he remains an employee of the Company.

  On March 11, 1997, the Board of Directors approved the Non-Employee Director Restricted Stock Plan, subject to stockholder approval, as described in Proposal 3 below.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  The Company has entered into a Change of Control Agreement (a "Severance Agreement") with each of Messrs. Eagles, Burke and Nolen and Ms. Thomas. Until his resignation as President and Chief Executive Officer on October 17, 1996, Mr. Burguieres had a Severance Agreement. The purpose of the Severance Agreements is to encourage the executive officers to continue to carry out their duties with the Company in the event of a "change of control" of the Company. Under each Severance Agreement, a change of control of the Company is deemed to have occurred if (i) any person or group of persons acting in concert becomes the beneficial owner of 20 percent or more of the outstanding shares of Common Stock or the combined voting power of the Company's voting securities, with certain exceptions; (ii) individuals who as of the date of such agreement constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof; (iii) there occurs a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company's assets, unless after the transaction, all or substantially all of those persons who were the beneficial owners of Common Stock prior to the transaction beneficially own more than 60 percent of the then outstanding common stock of the resulting corporation, no person who did not own Common Stock prior to the transaction beneficially owns 20 percent or more of the then outstanding common stock of the resulting corporation, and at least a majority of the Board of Directors of the corporation resulting from such transaction were members of the Board of Directors of the Company at the time such Severance Agreement was approved by the Board of Directors or executed; or (iv) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

  Each of the Severance Agreements provides for severance payments in the event of termination of the executive officer's employment within three years after a change of control of the Company, unless the executive's employment is terminated by the Company or its successor for "cause" or "disability", because of the executive's death or "retirement" or by the executive's voluntary termination for other than "good reason", in each case as such terms are defined in the Severance Agreement. The benefits may consist of the following: (a) an amount equal to three times the highest salary plus bonus paid to such executive in any of the five years preceding the year of termination of employment; (b) salary and bonus (prorated based on the highest bonus earned in the preceding three years) to the date of termination; (c) an amount equal to the amount that would be payable if all unvested retirement plan benefits were vested; (d) an amount equal to the amount that would have been contributed as the Company match under the 401(k) Plan and the Supplemental Savings Plan for three years and (e) an amount equal to the amount the executive would have received as a car allowance for three years. In addition, if an executive is terminated within three years after a change of control, all outstanding stock options granted under either of the Option Plans and all outstanding SARs issued under the SAR Plan would automatically vest and the executive would have the right to either exercise such options and SARs for seven months after his or her date of termination (or until the stated termination of such options and SARs, if earlier) or to surrender for cash all such options and SARs, unless to do so would cause a transaction otherwise eligible for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 to be ineligible for such treatment, in which case the executive would receive shares of Common Stock equal in value to the cash he or she would have received. Ownership restrictions on shares granted under the Restricted Plan would also be terminated in the event of an executive's termination during this period. All health and medical benefits would also be maintained after termination for three years, if the executive makes his or her required contribution. Under the Deficit Reduction Act of 1984, severance payments that exceed a certain amount subject both the Company and the executive to adverse U.S. Federal income tax consequences. Each of the Severance Agreements provides that the Company shall pay the executive a "gross-up payment" to ensure that the executive receives the total benefit intended by the Severance Agreement. Each of the Severance Agreements was amended in August 1996 to increase the protection period after a change of control from two years to three years and to increase the multiple of salary to be paid to the executive from two to three.

  The Company has entered into an Employment Agreement dated October 17, 1996 with Mr. Burguieres pursuant to which he will continue to serve as a director and as Chairman of the Board of Directors of the Company and provide other services to the Board. The term of the agreement will expire October 16, 2001 unless sooner terminated as provided therein, but the Board may choose not to re-elect Mr. Burguieres as Chairman and not to nominate him as a director at the end of his current term. The Company will pay Mr. Burguieres $25,000 per month pursuant to this agreement. Such Employment Agreement provides that the amounts owed thereunder shall be due and payable, at Mr. Burguieres' option, in the event of a "change of control" of the Company (as defined in the Severance Agreements).

  The Company has entered into an Indemnification Agreement (an "Indemnification Agreement") with each executive officer and director of the Company, pursuant to which the Company is obligated to provide indemnification and expense advancement to such executive officer or director in connection with a claim made against such executive officer or director by reason of an "Indemnifiable Event", as defined in each Indemnification Agreement. Each Indemnification Agreement provides that, in the event of a change in control of the Company, as defined in each Indemnification Agreement, the Company will seek an opinion from a special independent counsel selected by an executive officer or director seeking indemnification and approved by the Company as to whether and to what extent such executive officer or director would be permitted to be indemnified under the Indemnification Agreement or the Bylaws.

  Certain of the Company's benefit plans, including the Option Plans, the SAR Plan, the Restricted Plan, the 401(k) Plan, the Supplemental Savings Plan, the Pension Plan and the SERP, contain provisions that permit early vesting of the benefits, receipt of cash in exchange for cancellation of the benefits or the termination of ownership restrictions on the benefits, as applicable, upon the occurrence of a change of control, as defined in each such plan. To the extent that the change of control provisions of the Severance Agreements are triggered, the Severance Agreements may provide for a different treatment for such benefits, as described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Greehey, Moses and Widmann served as members of the Compensation Committee during the entire year, and Mr. Amonett served as a member from May 17 through July 26, 1996, until his appointment as Acting President and Chief Executive Officer of the Company. Except for Mr. Amonett, during 1996 no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries. Except for Messrs. Amonett and Moses, each of whom previously has served as Chairman of the Board of the Company in a non-executive officer capacity, no member of the Compensation Committee was formerly an officer or employee of the Company or any of its subsidiaries.

  During 1996, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company has an Employment Agreement with Mr. Burguieres. See "Employment Contracts and Termination of Employment and Change of Control Arrangements".

                             PROPOSAL TO AMEND THE
                    NON-EMPLOYEE DIRECTOR STOCK PLAN OPTION

                                 (Proposal 2)

  On March 11, 1997, the Board of Directors approved and adopted the amendment of the Non-Employee Director Stock Option Plan (the "Director Option Plan") to increase the number of shares of Common Stock covered by the option granted to each non-employee director of the Company (an "Outside Director") after each annual meeting of stockholders from 500 shares to 2,000 shares. The Company's stockholders are being asked to approve and adopt such amendment.

  The purpose of the Director Option Plan is to promote the achievement of the Company's long-term objectives by linking the personal interests of the Outside Directors to those of the Company's stockholders and to attract and retain persons of outstanding competence to serve as directors of the Company.

  The Director Option Plan has been approved previously by the Company's stockholders. The following summary of the Director Option Plan, including the amendments thereto approved by the Board of Directors, is qualified in its entirety by reference to the Director Option Plan.

  Administration. The Director Option Plan is administered by the Compensation Committee. However, since the Director Option Plan provides for automatic grants of options to Outside Directors, the Compensation Committee shall have no power to determine the eligibility for options, the timing of options, the number of shares of Common Stock covered by options granted, the option exercise price or the vesting schedule for options.

  Shares Subject to Option. As of the Record Date, a total of 22,500 shares were subject to options granted under the Director Option Plan and 48,500 shares were available for future option grants under the Director Option Plan. Only Stock options not intended to qualify as incentive options as described in Section 422A of the Code may be issued pursuant to the Director Option Plan. Common Stock issued upon the exercise of options granted under the Director Option Plan may consist of authorized but unissued shares or shares reacquired by the Company and held as treasury Stock. If an option under the Director Option Plan expires or terminates before it has been exercised in full, the shares of Common Stock allocable to the unexercised portion of such option may again be subject to the granting of options under the Director Option Plan. The number of shares available for the granting of options and subject to issuance upon the exercise of any outstanding options, and option prices, as herein described, are to be adjusted upward or downward, as the case may be, in the event of any subdivision or consolidation of shares or other capital readjustment, payment of a Stock dividend, merger, consolidation or similar transaction affecting the shares.

  Eligibility. The only persons eligible to participate in the Director Option Plan shall be Outside Directors. There are currently eight Outside Directors.

  Option Grants. Each Outside Director will receive upon his or her initial election to the Board of Directors of the Company an option to purchase 2,500 shares of Common Stock. In addition, each Outside Director will receive on the day after each annual meeting of stockholders an option to purchase 2,000 shares of Common Stock for so long as he or she serves as an Outside Director.

  Option Price. The exercise price of an option will be the fair market value of a share of Common Stock on the day such option is granted. A holder of an option granted under the Director Option Plan may exercise his or her option by paying the option exercise price (i) in cash, (ii) subject to certain conditions, in whole or in part in shares of Common Stock previously acquired by such holder or (iii) subject to the provisions of Rule 16b-3 promulgated under the Exchange Act, by delivery of irrevocable instructions to a broker to promptly deliver to the Company the option exercise price, either from loan proceeds or sale of share proceeds.

  Duration. Options are exercisable for ten years after the date such option is granted.

  Transferability. Options granted under the Director Option Plan will be transferable only by will or under the laws of descent and distribution.

  Exercise of Options. Options shall become exercisable in whole beginning six months after the date of grant. If a holder ceases to be a director of the Company for any reason other than death, disability or retirement, all options not then exercisable shall terminate and all then outstanding vested options shall be exercisable for a period ending on the earlier of the expiration date of the options and six months following his or her termination. In the event of the death, disability or retirement of an optionee before the date of expiration of such options, all then outstanding options (including those not vested) shall be vested and such options shall be exercisable for a period ending on the earlier of the expiration date of the options and one year after the date of death, disability or retirement.

  Change of Control. The Director Option Plan provides that if there is a change of control (as defined below), the option holder has the right to (i) surrender all outstanding options, whether or not then exercisable, for a cash payment equal to the amount by which the option price for shares covered by the option is exceeded by the then fair market value of such shares, or, if applicable, the price for such shares offered to stockholders of the Company in connection with any fundamental corporate change, unless to do so would cause a transaction otherwise eligible for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 to be ineligible for such treatment, in which case the director would receive shares of Common Stock equal in value to the cash payment he or she would have received, or
(ii) exercise all outstanding options, which would automatically vest, for a period ending on the earlier of the expiration date of the options and seven months after the date of his or her termination as a director. The Director Option Plan defines a "change of control" as (i) a third person becoming the beneficial owner of 20 percent or more of the voting securities of the Company; (ii) a situation where, as a result of a contested election for directors, the persons who were directors of the Company before the election cease to constitute a majority of the Board of Directors; or (iii) any merger or consolidation of the Company, regardless of whether the Company is the surviving corporation, the dissolution of the Company, or the sale of all or substantially all of the Company's assets to any other person or entity. The acceleration of vesting or the use of Company funds for payment of cash to option holders upon the occurrence of a change of control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging such fundamental corporate changes.

  Amendments. The Board of Directors of the Company has the power to modify, revise or terminate the Director Option Plan. However, unless it shall have obtained the approval of the stockholders of the Company, the Board of Directors may not (i) materially increase the benefits accruing to persons holding options granted under the Director Option Plan; (ii) change the aggregate number of shares of Common Stock issuable upon the exercise of options granted under the Director Option Plan; or (iii) change the class of directors eligible to receive options. In no event may the Director Option Plan be amended more frequently than once every six months.

  Effective Date and Duration. The Director Option Plan became effective as of March 16, 1995. No options will be granted under the Director Option Plan after March 15, 2005.

  New Plan Benefits. The following options will be granted under the Director Option Plan during 1997, subject to stockholder approval of the amendment to the Director Option Plan.

                                                                  SHARES
                                                                  SUBJECT OPTION
                                                                    TO    PRICE
   NAME AND POSITION                                              OPTION   ($)
   -----------------                                              ------- ------
   Directors:
     Thomas J. Edelman ..........................................  2,000     *
     William E. Greehey..........................................  2,000     *
     John A. Hill................................................  2,000     *
     John W. Johnson.............................................  2,000     *
     William E. Macaulay.........................................  2,000     *
     Robert K. Moses, Jr.........................................  2,000     *
     Roger M. Widmann............................................  2,000     *
   Non-Executive Director Group.................................. 14,000     *

--------
*Fair market value on May 16, 1997.

  Valuation. The fair market value of the Common Stock was $28.00 per share on April 4, 1997.

  Tax Consequences. The grant of options under the Director Option Plan will not result in income tax consequences to either the Company or the optionee. The optionee will generally realize ordinary income in the year in which the option is exercised in an amount equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The Company ordinarily will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the optionee with respect to exercised options in the taxable year in which the optionee realizes the income.

  VOTE REQUIRED AND RECOMMENDATION FOR APPROVAL. The Board of Directors has approved and adopted the proposed amendment to the Director Option Plan. However, the proposed amendment will not be implemented unless the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting vote "for" the approval and adoption of the amendment to the Director Option Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE PROPOSED AMENDMENT TO THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

                            PROPOSAL TO APPROVE THE
                  NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

                                 (Proposal 3)

  On March 11, 1997, the Board of Directors approved and adopted the Non-Employee Director Restricted Stock Plan (the "Director Restricted Plan"), which provides for the granting of up to 250,000 shares of Common Stock of the Company to Outside Directors. The Company's stockholders are being asked to approve the Director Restricted Plan.

  The purpose of the Director Restricted Plan is to advance the best interest of the Company by supplementing the compensation paid to the Outside Directors to increase their proprietary interest in the Company, to attract and retain persons with outstanding qualifications to serve as directors of the Company and to enhance their identification with the interest of the Company's stockholders. The following summary of the major provisions of the Director Restricted Plan is qualified in its entirety by reference to the detailed provisions of the Director Restricted Plan.

  Administration. The Director Restricted Plan will be administered by the Compensation Committee. However, since the Director Restricted Plan provides for automatic grants of shares to Outside Directors, the Committee shall have no power to determine the eligibility for awards, the number of shares of Common Stock covered by the awards granted, the timing of awards granted or the restrictions, and timing for removal thereof, on the shares granted.

  Shares Subject to Grant. Under the Director Restricted Plan, a total of 250,000 shares of the Company's Common Stock will be made available for grant. Common Stock granted under the Director Restricted Plan may consist of authorized but unissued shares or shares reacquired by the Company and held as treasury shares. If shares granted under the Director Restricted Plan are forfeited, such shares may again be subject to grant under the Director Restricted Plan. The number of shares available for grant under the Director Restricted Plan is to be adjusted in the event of any subdivision or consolidation of shares or other capital readjustment, merger, consolidation or similar transaction affecting the shares.

  Eligibility. The only persons eligible to participate in the Director Restricted Plan shall be Outside Directors. There are currently eight Outside Directors.

  Operation of the Director Restricted Plan. Each person who is an Outside Director on the effective date of the Director Restricted Plan will be automatically granted that number of shares of Common Stock, determined by dividing $45,000 by the fair market value of a share of Common Stock on that date. A person who is first elected or appointed an Outside Director after the effective date of the Director Restricted Plan will be automatically granted on the date so elected or appointed that number of shares of Common Stock determined by dividing $45,000 (subject to adjustment on an annual basis for years after 1997 for projected inflation based on changes in the consumer price index) by the fair market value of a share of Common Stock on that date. Each Outside Director who previously received a grant under the Director Restricted Plan on which all restrictions on ownership have terminated and who is reelected for an additional term as an Outside Director at, or whose term of office otherwise continues following the date of, an annual meeting of stockholders will be automatically granted an additional award of shares of Common Stock under the Director Restricted Plan, the number of shares to be determined by dividing $45,000, subject to adjustment, by the fair market value of a share of Common Stock on that date.

  An Outside Director will own the shares of Common Stock from the date of the share grant, subject to restrictions on ownership. The Outside Director will not be able to sell, exchange, transfer, assign, pledge or otherwise dispose of such shares until such restrictions on ownership terminate in accordance with the provisions of the Director Restricted Plan. Ownership restrictions will terminate on each grant of shares of Common Stock under the Director Restricted Plan in three equal installments over a three-year period, commencing one year after the date of the grant. The Outside Director generally must be serving as a director of the Company at the specified times in order for the restrictions to terminate, although the Director Restricted Plan provides that the restrictions will otherwise terminate in certain limited circumstances. In the event an Outside Director ceases to be a director prior to the ownership restrictions on the shares terminating, the Outside Director will, unless provided otherwise in the Director Restricted Plan, for no consideration, forfeit all shares granted under such plan that remain subject to such restrictions and surrender to the Company all Stock certificates representing such shares, if any have been issued and delivered.

  Change of Control. If there is a change of control (as defined below) of the Company, all restrictions remaining on any shares granted to an Outside Director will automatically terminate and unrestricted ownership of such shares will then vest in the Outside Director. A "change of control" is defined as a (i) third person's becoming the beneficial owner of 20 percent or more of the voting securities of the Company; (ii) a situation where, as a result of a contested election for directors, the persons who were directors of the Company before the election cease to constitute a majority of the Board of Directors, or (iii) any merger or consolidation of the Company, regardless of whether the Company is the surviving corporation, the dissolution of the Company, or the sale of all or substantially all of the Company's assets to any person or entity. The acceleration of vesting upon the occurrence of a change of control may be seen as an anti-takeover provision and may have the effect of discouraging such fundamental corporate changes.

  Amendments. The Board of Directors of the Company has the power to modify, revise or terminate the Director Restricted Plan. However, unless it shall have obtained stockholder approval, the Board of Directors may not exercise discretion with respect to eligibility for participation, the number of shares of Common Stock to be granted to an Outside Director, the timing of grants or the timing for the termination of restrictions on the shares granted under the plan. In no event may the Director Restricted Plan be amended more frequently than once every six months.

  New Plan Benefits.

                                                                  NUMBER DOLLAR
                                                                    OF    VALUE
   NAME AND POSITION                                              SHARES   ($)
   -----------------                                              ------ -------
   Directors:
     Thomas J. Edelman ..........................................   *     45,000
     William E. Greehey..........................................   *     45,000
     John A. Hill................................................   *     45,000
     John W. Johnson.............................................   *     45,000
     William E. Macaulay.........................................   *     45,000
     Robert K. Moses, Jr.........................................   *     45,000
     Roger M. Widmann............................................   *     45,000
   Non-Executive Director Group..................................   *    315,000

--------
* $45,000 divided by the fair market value on May 15, 1997

  Valuation. The fair market value of the Common Stock was $28.00 per share on April 4, 1997.

  Effective Date and Duration. The Director Restricted Plan shall become effective as of May 15, 1997, if the Director Restricted Plan is approved by the stockholders of the Company. The duration of the Director Restricted Plan is perpetual.

  Tax Consequences. The Director Restricted Plan is not qualified under
Section 401(a) of the Code. An Outside Director will probably realize ordinary income for Federal tax purposes on the shares of Common Stock granted to him or her when the ownership restrictions on the shares terminate. The amount of income recognized will be the fair market value of such shares on the day the restrictions terminate. Alternatively, the Outside Director may elect, within 30 days after the date shares are awarded to him or her pursuant to the Director Restricted Plan, to recognize the then fair market value of such shares as ordinary income for Federal income tax purposes. In either event, the Company ordinarily will be entitled to a deduction equal to the amount of income realized by the Outside Director in the year in which the Outside Director recognizes income.

  VOTE REQUIRED AND RECOMMENDATION FOR APPROVAL. The directors of the Company approved and adopted the Director Restricted Plan. However, the Director Restricted Plan will not be implemented unless the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting vote "for" the approval and adoption of the Director Restricted Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN.

PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total stockholder return on the Common Stock for a five-year period (December 31, 1991 to December 31, 1996) with the cumulative total return of the Standard & Poor's 500 Composite Stock Index (the "S&P 500 Index") and the Company's peer group, which is the Standard & Poor's Oil & Gas (Drilling & Equipment) Index, previously called the S&P Oil Well Equipment & Services Stock Index (the "Peer Group"). The graph assumes $100 was invested on December 31, 1991 in the Common Stock, the S&P 500 Index and the Peer Group. Dividend reinvestment has been assumed, and investment has been weighted to reflect relative stock market capitalization.

             Comparison of Five Year Year Cumulative Total Return*
                Among the Company, S&P 500 Index and Peer Group


                             [GRAPH APPEARS HERE]



YEAR                                               1991 1992 1993 1994 1995 1996
----                                               ---- ---- ---- ---- ---- ----
Common Stock...................................... $100 $131 $236 $217 $322 $333
S&P 500 Index.....................................  100  108  118  120  165  203
Peer Group........................................  100   98  107   98  136  192

--------
* Prepared by Research

  The foregoing performance graph is based on historical data and is not necessarily indicative of future performance of the Common Stock. This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. In addition, trusts in which a director, executive officer or greater than ten percent stockholder is a trustee, and that person or a member of his or her immediate family is a beneficiary, have a separate filing obligation even where the individual reports in his or her own filings the trust's transactions and holdings in equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of the
Section 16(a) reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were complied with.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as the Company's principal independent public accountants for the current year. Representatives of Arthur Andersen are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                       PROPOSALS FOR NEXT ANNUAL MEETING

  Any proposals of holders of Common Stock intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1998 must be received by the Company, addressed to the Secretary of the Company at P.O. Box 27608, Houston, Texas 77227-7608, no later than December 11, 1997, to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

  In addition, the Company's Bylaws provide that no business shall be conducted at an annual meeting of stockholders unless such business is properly brought before the meeting by any stockholder of the Company who (a) is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting, and (b) gives timely notice of such business in writing to the Secretary of the Company.

  To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company no less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting was made, whichever first occurs.

  A stockholder's notice to the Secretary of the Company must set forth (a) a brief description of each matter desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,
(b) the name and record address of the stockholder proposing such business,
(c) the class and number of shares of the Company that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

  No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth above. If the Chairman of an annual meeting of stockholders determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

                    [WEATHERFORD ENTERRA LOGO APPEARS HERE]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              AND PROXY STATEMENT

                             THURSDAY, MAY 15, 1997

                                   9:00 A.M.

                          THE JUNIOR LEAGUE OF HOUSTON

                              1811 BRIAR OAKS LANE

                                 HOUSTON, TEXAS

PROXY                      WEATHERFORD ENTERRA, INC.
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 15, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned holder of Common Stock of Weatherford Enterra, Inc. (the "Company") hereby appoints Thomas N. Amonett and H. Suzanne Thomas, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held on May 15, 1997, at 9:00 a.m., Houston time, at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

1.  To elect three directors for a term expiring in 2000:
       [_] FOR                            [_] WITHHOLD AUTHORITY
       all nominees listed below          to vote for all nominees
       (except as marked below)           listed below

             JOHN A. HILL    JOHN W. JOHNSON    WILLIAM E. MACAULAY

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A
              LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH
              ABOVE.

2. To consider and vote on the amendments to the Company's Non-Employee Director Stock Option Plan:

     [_] FOR              [_] AGAINST              [_] ABSTAIN

3. To consider and vote on the adoption of the Company's Non-Employee Director Restricted Stock Plan:

     [_] FOR              [_] AGAINST              [_] ABSTAIN

4. To consider and take action upon any other matter which may properly come before the meeting or any adjournment thereof.

All as more particularly described in the proxy statement dated April 10, 1997 relating to such meeting, the receipt of which is hereby acknowledged.

                   (continued and to be signed on other side)



  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

                                            -----------------------------------

                                            -----------------------------------
                                                Signature of Stockholder(s)

                                            PLEASE SIGN YOUR NAME EXACTLY AS
                                            IT APPEARS HEREON. JOINT OWNERS
                                            MUST EACH SIGN. WHEN SIGNING AS
                                            ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                            TRUSTEE OR GUARDIAN, PLEASE GIVE
                                            YOUR FULL TITLE AS IT APPEARS
                                            HEREON.

                                            Date ________________________, 1997

 Please mark, date, sign and return in the enclosed envelope, which requires no postage if mailed in the United States.